Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com

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July 18, 2011

Skullcandy, Inc.
1141 West Ute Boulevard, Suite 250
Park City, Utah 84098

File No. 048566-0000

Re:	Registration Statement No. 333-171923; 9,763,298 shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Skullcandy, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 9,763,298 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), 4,166,667 shares of which are being offered by the Company (the “Company Shares”) and 5,596,631 shares (including up to 1,273,473 shares subject to the underwriters’ overallotment option) of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Selling Stockholder Shares”). The Selling Stockholder Shares consist of (i) shares of Common Stock that are issued and outstanding as of the date hereof (the “Common Shares”); (ii) shares of Common Stock issuable upon the conversion of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock,” together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock,” and the shares issuable upon the conversion thereof, the “Conversion Shares”); (iii) shares of Common Stock issuable upon the conversion of a Convertible Secured Promissory Note (the “Convertible Note,” and the shares issuable upon the conversion thereof, the “Convertible Note Shares”) and (iv) shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of Common Stock (the “Options,” and the shares issuable upon exercise thereof, the “Option Shares”). The Company Shares and the Selling Stockholder Shares are referred to herein collectively as the “Shares.” The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2011 (File No. 333-171923), as amended (the “Registration Statement”). The term “Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

July 18, 2011

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company, and the Company Shares will be validly issued, fully paid and nonassessable.

2. The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and (i) the Common Shares have been validly issued and are fully paid and nonassessable, (ii) upon the conversion of the Preferred Stock into Common Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended to date, immediately prior to the closing of the offering contemplated by the Registration Statement, the Conversion Shares will be validly issued, fully paid and nonassessable, (iii) upon the conversion of the Convertible Note into Common Stock in accordance with the terms set forth in the Convertible Note, the Convertible Note Shares will be validly issued, fully paid and nonassessable and (iv) upon issuance of Common Stock by the Company against payment therefor in the circumstances contemplated by the Options, the Option Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP